Exhibit 2.1

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is dated as of July 29, 2022 (the “Effective Date”), and is by and among Professional Warranty Service Corporation, a Virginia corporation (the “Company”) Tyler Gordy, an individual (“Gordy”); Professional Warranty Services LLC, a Delaware limited liability company (“Parent” and together with Gordy, each a “Seller” and collectively “Sellers”); and PCF Insurance Services of the West, LLC, a Delaware limited liability company (“Buyer”). Company (prior to, but not after, the Closing) and/or Sellers are sometimes referred to herein individually as a “Seller Party” and collectively as the “Seller Parties”. Buyer, Sellers and/or the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms not otherwise defined herein shall have the meaning assigned in Article 11.

RECITALS

A.    Company is headquartered in the Chantilly, Virginia area and is engaged in the Company Business throughout the Restricted Territory;

B.    As of the Effective Date, Sellers own all of the equity of the Company (collectively, the “Equity Interests”);

C.    Gordy desires to contribute (the “Rollover Contribution”) ten percent (10%) of the Equity Interests owned by him (the “Contributed Interest”) to Buyer’s Affiliate, PCF Management Holdco III, LLC, a Delaware limited liability company (“Issuer”), in exchange for the issuance, and allocation to Gordy, of 219,520 Units (the “Rollover Units”);

D.    Concurrently with the consummation of the Rollover Contribution, Buyer desires to purchase from Sellers (the “Sale Transaction”, together with the Rollover Contribution, the “Contemplated Transactions”), and Sellers desire to sell to Buyer, all of the Equity Interests other than the Contributed Interests (the “Purchased Interest”), upon the terms and conditions set forth in this Agreement; and

E.    The Parties hereto intend to have the Sale Transaction treated as a sale of Company’s assets to Buyer pursuant to Internal Revenue Code §336(e), as set forth in that certain 336(e) Election Agreement described in Section 9.9 below.

F.    Prior to the Contemplated Transactions, Sellers directly own and control all of the issued and outstanding equity of the Company, and in consideration of the direct and indirect benefits accruing to each Seller, and to induce Buyer to enter into this Agreement and the other transaction documents (including the Restrictive Covenant Agreements), each Seller Party has agreed to be party to this Agreement and to make certain representations and warranties, and agree to certain covenants as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Purchase Price; Cash Consideration, Equity Consideration; Earn-Out Payment.

1.1    Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), the Sellers shall sell, convey, transfer, and irrevocably assign and deliver to Buyer, and Buyer hereby agrees to purchase and acquire from the Sellers all rights, title, and interests of Sellers in the Purchased Interests, free and clear of all Security Interests other than Permitted Liens. The aggregate purchase price for the Purchased Interests shall be $51,222,874 (the “Base Price”), subject to adjustment pursuant to Section 2 hereof, plus, to the extent earned, the Earn-out Payment, less the Equity Consideration (the “Purchase Price”). In consideration of the purchase and sale of the Purchased Interests, and the Sellers entering into the Restrictive Covenant Agreements, Buyer shall pay to each Seller, at Closing or, with respect to the Earn-out Payment, upon final determination of the amount thereof in accordance with Section 1.2, his or its designated portion, as provided on Schedule 1.1 (the “Allocation Certificate”), of the aggregate of the amount which is derived by adding the amounts provided in Sections 1.1(a), 1.1(b) and 1.1(c):

(a)    Cash Consideration. Cash in immediately available funds in the amount of the Base Price less the Equity Consideration (the “Cash Consideration”) less the sum of the below:

(i)    amounts required to pay off all of the Company’s obligations to any employees, which are triggered by its phantom equity plan and any other bonus or other compensation triggered by the Contemplated Transactions, as directed by Sellers on the Allocation Certificate, which amounts shall be paid at Closing to the Company for payment to the applicable employees (subject, in all cases, to applicable withholding requirements);

(ii)    the Escrow Amount; and

(iii)    an amount equal to the payments required to pay in full the Sellers’ and Company’s Transaction Expenses at Closing as directed by Sellers on the Allocation Certificate.

Provided, however, if the estimated Net Working Capital, as herein defined, and as described in Section 2.1, is less than $628,722 ( the “Working Capital Target”), then, the Cash Consideration paid at Closing shall be adjusted downward “dollar for dollar” in an amount equal to such shortfall, and if such Net Working Capital exceeds the Working Capital Target, then the Cash Consideration paid at Closing shall be adjusted upward “dollar for dollar” in an amount equal to such excess.

(b)    Equity Consideration. The issuance to Gordy of the Rollover Units by Issuer (the “Equity Consideration”). The Parties intend for the Equity Consideration to constitute partnership interests issued in exchange for the contribution to the Issuer of the Contributed Interest by Gordy and for the income tax consequences to be determined under Internal Revenue Code Section 721. Upon receipt of the contribution of the Contributed Interest, Issuer shall immediately transfer such Contributed Interest to Buyer to cause Buyer to hold all of the Equity Interests of the Company; and

(c)    Earn-Out Payment. During the twelve (12) month period ending on the first (1st) anniversary of the Effective Date, Sellers shall be entitled to receive additional consideration (an “Earn-Out Payment”) payable as directed by Sellers prior to Closing based upon the growth of the Company’s EBITDA during the Earn-Out Period (as defined below), as follows:

(i)    Company’s EBITDA shall be calculated for the twelve (12) month period (the “Year One EBITDA”) beginning on the Effective Date and ending on the first (1st) anniversary of the Effective Date (the “Earn-Out Period”).

(ii)    Following the Earn-Out Period, so long as Year One EBITDA is greater than three percent (3%) over the Closing EBITDA, Sellers shall be entitled to receive an Earn-Out Payment, if any, in the amount equal to five (5) times any EBITDA growth over Closing EBITDA greater than three percent (3%), calculated by subtracting One Hundred Three Percent (103%) of Closing EBITDA from Year One EBITDA and, if positive, multiplying by five (5). For the avoidance of doubt, the amount of the Earn-Out Payment shall in no event be less than $0, which would indicate no Earn-Out Payment was due hereunder.

(iii)    The Earn-Out Payment, if any, shall be paid as set forth in Section 1.2 below.

(iv)    During the Earn-Out Period, for purposes of calculating Year One EBITDA for determination of the Earn-Out Payment, with respect to any post-Closing mergers, acquisitions and/or similar business combinations (regardless of how structured, including, without limitations asset acquisitions) relating to an acquisition target (an “Acquired Target”) acquired by Buyer or its Affiliates, which comes under the management of Gordy, so long as such Acquired Target does not have a growth based earn out component, Buyer shall use the Adjusted Year One EBITDA in lieu of Year One EBITDA. As used herein “Adjusted Year One EBITDA” shall mean Year One EBITDA plus EBITDA arising from the Acquired Target.

(v)    For purposes of calculating the Earn-Out Payment hereunder, such calculation shall not include any corporate management expense or any administrative, business management or similar overhead fee charged to Buyer or the Company by Buyer or any Affiliate.

(vi)    After the Closing and during the Earn-Out Period, Buyer shall not, directly, or indirectly, take any actions with the express purpose and intent of avoiding or reducing the Earn-Out Payment.  The foregoing covenant shall survive the Closing until the expiration of the Earn-Out Period.  Otherwise, Sellers acknowledge that Buyer has the right to operate the Company Business in any way that Buyer deems appropriate in its sole and absolute discretion, including the exercise of Buyer’s contractual rights, whether with third-parties, employees, agents or Gordy, in the operation of the Company Business.  Sellers also acknowledge that the Earn-Out Payment is speculative and there can be no assurance, and Buyer provides no such assurance, that Sellers will receive any Earn-Out Payment.

1.2    Earn-Out Calculation; Operation of Business During Earn-out Period.

(a)    Within sixty (60) days of the end of the Earn-Out Period, Buyer shall prepare and deliver to Sellers a statement setting forth Buyer’s calculation of Company’s EBITDA (the “Estimated Earn-Out EBITDA”) for the Earn-Out Period. For purposes of calculating the Estimated Earn-Out EBITDA, (i) Buyer will base its calculation of Company’s EBITDA on Company financials prepared by Buyer in good faith and in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies historically used by the Company in the preparation of its financial statements, except as modified by the following sentence referencing adjustments needed pursuant to ASC 606; and (ii) any Buyer revenue arising from cross-selling Buyer services to existing Company customers, so long as such customers are not current customers of Buyer with respect to such cross-sold Buyer services as of the Effective Date, shall be included in the Estimated Earn-Out EBITDA calculation. The calculation of EBITDA hereunder shall require Buyer to restate Closing EBITDA solely to ensure it is in accordance with ASC 606 to ensure an appropriate starting benchmark for measuring Year One EBITDA, such calculations shall be utilized in all other earnout and management incentive calculations arising under this Agreement or the Contemplated Transactions.

(b)    If Sellers in good faith disagree with Buyer’s calculation of the Estimated Earn-Out EBITDA or the restatement of Closing EBITDA, Sellers may, within forty-five (45) days after receipt of such statement (the “Earn-Out Payment Objection Period”), deliver to Buyer a notice disagreeing therewith and setting forth Sellers’ objections (the “Earn-Out Payment Objection Notice”). The Earn-Out Payment Objection Notice shall specify in reasonable detail those items or amounts (or, in the case of the restatement of Closing EBITDA, methodologies) as to which Sellers disagree, the basis of such disagreement and, if the disagreement relates to the calculation of amounts, Sellers’ calculation of such amounts. If the Earn-Out Payment Objection Notice is not timely received by Buyer within the Earn-Out Payment Objection Period, Sellers shall be deemed to agree in all respects with the Estimated Earn-Out EBITDA and the restated Closing EBITDA as prepared by Buyer, and such calculation shall be final and binding on the Parties.

(c)    If an Earn-Out Payment Objection Notice is timely received by Buyer within the Earn-Out Payment Objection Period, the Parties shall, during the thirty (30) days following Buyer’s receipt of such notice, use their good faith, reasonable efforts to reach an agreement on the disputed items. If such an agreement is reached, the Estimated Earn-Out EBITDA and/or the restated Closing EBITDA, as applicable, as so agreed shall be final and binding on the Parties. If the Parties are unable to reach such an agreement, Buyer and Sellers shall jointly retain a mutually acceptable independent accounting firm of regional reputation (the “Accountant”) to resolve any remaining disagreements. In the event that Buyer and Sellers are not able to mutually agree on an acceptable independent accounting firm, Buyer’s primary tax accounting firm will provide two (2) independent accounting firms of regional reputation that Sellers shall select from, and if Sellers fail to make a selection from such group within three (3) business days of its receipt of such list of firms, then Buyer will make the selection of the Accountant, which will be binding on all Parties. Buyer and Sellers shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant. Buyer and Sellers shall direct the Accountant to render a determination in writing as promptly as practicable and in any event within thirty (30) days after its retention and the Parties shall cooperate with the Accountant during its engagement and make available the records and workpapers necessary for its review. The Accountant shall consider only those items and amounts set forth in the Earn-Out Payment Objection Notice that Buyer and Sellers have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and such additional information if any as shall be requested by the Accountant and base its determination solely on such submissions and the related computational materials. In resolving any disputed item, the Accountant may not assign a value to any item that is greater than the greatest value of such item claimed by either Party nor that is less than the smallest value for such item claimed by either Party. The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement. The determination of the Accountant shall be conclusive and binding upon the Parties. The fees and expenses of the Accountant shall be borne by Sellers (on the one hand) and Buyer (on the other hand) in proportion to the relative amounts by which their proposals differed from the Accountant’s final determination. For example, if Sellers claim an Earn-Out Payment is $1,000 greater than the amount determined by Buyer and if the Accountant ultimately resolves the dispute by awarding to Sellers $300 of the $1,000 contested, then the costs and expenses of the Accountant will be allocated 30% (i.e., 300/1,000) to Buyer and 70% (i.e., 700/1,000) to Sellers.

(d)    The Estimated Earn-Out EBITDA and the restated Closing EBITDA (either as agreed to by Sellers and Buyer, as deemed final pursuant to Section 1.2(b) above or as adjusted pursuant to Section 1.2(c) above) shall be final and binding on the Parties and will be referred to as the “Final Earn-Out EBITDA” and the “Final Closing EBITDA” for the Earn-Out Period and used to make the final determination of the Earn-Out Payment.

(e)    Buyer and Sellers shall cooperate and assist in good faith in the preparation of the Estimated Earn-Out EBITDA and restatement of Closing EBITDA and in the conduct of the reviews referred to in this Section 1.2, including making available, to the extent reasonably necessary, books, records, workpapers and personnel at such reasonable times as any Party shall request and permitting (at the expense of the requesting Party) the copying of any records or extracts thereof reasonably requested.

(f)    Promptly following the determination of the Final Earn-Out EBITDA, and in any event within five (5) days thereafter, the applicable Earn-Out Payment, if any, shall be deemed due, and Buyer shall pay Sellers such Earn-Out Payment by wire transfer of immediately available funds to accounts designated by Sellers.

2.    Net Working Capital.

2.1    Prior to the Closing, Sellers and Buyer shall agree on a form of a statement setting forth in reasonable detail the estimated Net Working Capital as of the Effective Date, for the purposes of calculating any post-Closing adjustments to the Purchase Price (“Closing Net Working Capital Sample”). The statement shall be set forth as Schedule 2.1 hereto and shall reflect each of the components to be included in the Net Working Capital calculation as agreed to by the Parties.

2.2    Within one hundred fifty (150) days following the Effective Date, Buyer shall prepare and deliver to Sellers a statement setting forth in reasonable detail its good faith calculation of Net Working Capital as of the Effective Date, which statement shall be prepared using the format of the Closing Net Working Capital Sample and shall be accompanied by any documentation and workpapers necessary to support calculations set forth therein or as Sellers shall reasonably request (“Buyer’s Closing Net Working Capital Statement”). Buyer’s Closing Net Working Capital Statement shall be prepared in accordance with Schedule 2.1 and, except as set forth on Schedule 2.1, in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies historically used by the Company in the preparation of its financial statements. If within thirty (30) days after the delivery of Buyer’s Closing Net Working Capital Statement to Sellers, Buyer and Sellers agree upon the calculation of the Closing Net Working Capital, then such calculation shall be deemed final and binding and the Purchase Price shall be adjusted if at all, in accordance with Section 2.7; however, if the Parties do not so agree, then Section 2.3 and Section 2.4 hereof shall apply.

2.3    If Sellers in good faith disagree with any portion of the Closing Net Working Capital calculation, Sellers may, within thirty (30) days after receipt of such statement (the “NWC Objection Period”), deliver a written notice to Buyer setting forth Sellers’ objections thereto (the “NWC Objection Notice”). Any NWC Objection Notice shall, to the extent reasonably practicable, specify in reasonable detail those items or amounts as to which Sellers disagree, the basis of such disagreement and, if the disagreement relates to the calculation of amounts, Sellers’ calculation of such amounts. If a NWC Objection Notice is not timely delivered within the NWC Objection Period, Sellers shall be deemed to agree in all respects with Buyer’s Closing Net Working Capital Statement adjusted, if at all, in accordance with the provisions of Section 2.7.

2.4    If an NWC Objection Notice is timely received by Buyer within the NWC Objection Period, the Parties shall, during the thirty (30) days following Buyer’s receipt of such notice, use their good faith, reasonable efforts to reach an agreement on the disputed terms. If such an agreement is reached, the Closing Net Working Capital as so agreed shall be final and binding on the Parties and the Purchase Price shall be adjusted, if at all, in accordance with the provisions of Section 2(g). If the Parties are unable to reach such an agreement, Buyer and Sellers shall jointly retain an Accountant, pursuant to the process set forth above in Section 1.2(c), to resolve any remaining disagreements. Buyer and Sellers shall execute, if requested by the Accountant, a reasonable engagement letter or letters, as the case may be, including customary indemnification provisions in favor of the Accountant. Buyer and Sellers shall direct the Accountant to render a determination in writing as promptly as practicable and in any event within thirty (30) days after the Accountant’s retention and the Parties shall cooperate with the Accountant during its engagement and make available the records and workpapers necessary for its review. The Accountant shall consider only those items and amounts set forth in the NWC Objection Notice that Buyer and Sellers have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials. In resolving any disputed item, the Accountant may not assign a value to any item that is greater than the greatest value of such item claimed by either Party nor a that is less than the smallest value for such item claimed by either Party. The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement. The fees and expenses of the Accountant shall be borne by Sellers (on the one hand) and Buyer (on the other hand) in proportion to the relative amounts by which their proposals differed from the Accountant’s final determination. For example, if Sellers claim the Net Working Capital amount is $1,000 greater than the amount determined by Buyer and if the Accountant ultimately resolves the dispute by awarding to Sellers $300 of the $1,000 contested, then the costs and expenses of the Accountant will be allocated 30% (i.e., 300/1,000) to Buyer and 70% (i.e., 700/1,000) to Sellers. The determination of the Accountant shall be conclusive and binding upon the Parties and the Purchase Price shall be adjusted, if at all, in accordance with the provisions of Section 2.7.

2.5    The Closing Net Working Capital (either as agreed to by Sellers and Buyer, as deemed final pursuant to either Section 2.2 or 2.3 above or as adjusted pursuant to Section 2.4 above) shall be final and binding on the Parties and will be referred to as the “Final Net Working Capital.” The fees and expenses of the Accountant will be allocated among the Parties in accordance with the methodology set forth in Section 2.4.

2.6    Buyer and Sellers shall cooperate and assist in good faith in the determination of the Closing Net Working Capital and in the conduct of the reviews referred to in this Section 2, including making available, to the extent reasonably necessary, books, records, workpapers and personnel at such reasonable times as any Party shall request and permitting (at the expense of the requesting Party) the copying of any records or extracts thereof reasonably requested.

2.7    If Final Net Working Capital reflects that Company’s Net Working Capital as of the Effective Date was within $62,872 (the “Collar Amount”) above or below the Working Capital Target, no adjustment will be made in any direction. If Final Net Working Capital reflects that Company’s Net Working Capital as of the Effective Date was more than the Collar Amount below the Working Capital Target, Sellers shall pay such shortfall to Buyer. If Final Net Working Capital was more than the Collar Amount above the Working Capital Target, Buyer shall pay any such excess to Sellers. Such payments required under this Section 2.7, if any, shall be made within ten (10) days after the Final Net Working Capital is determined and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the Party or Parties receiving payment.

3.    Closing.

3.1    Closing and Effective Date. The closing of the Contemplated Transactions pursuant to this Agreement (the “Closing”) will take place remotely by electronic transmission. The Closing will be deemed to be effective for all purposes at 11:59 p.m., Eastern Daylight time (the “Effective Time”), on the Effective Date. For the purposes of passage of title, risk of loss, allocation of expenses, adjustments, and other economic and financial effects of the transactions contemplated by this Agreement, the Closing when completed shall be deemed to have occurred at the Effective Time on the Effective Date.

3.2    Items Delivered by the Sellers and/or Company. At Closing, and as a condition to Closing, Sellers and/or Company shall deliver:

(a)    Certified copies of the resolutions or consents of (i) the Company’s Board of Directors and Sellers authorizing the execution, delivery and performance of this Agreement and all other documents, agreements and transactions contemplated under this Agreement and such other agreements, including the Contemplated Transactions, and (ii) authorizing resolutions of the Parent approving the Contemplated Transactions;

(b)    A copy of the Certificate of Incorporation of the Company, as amended if applicable, certified as of a recent date by the Commonwealth of Virginia, and a copy of the Company’s Bylaws, as amended if applicable, certified by the Company;

(c)    A certificate dated within fifteen (15) days prior to the Effective Date from the Secretary of the Commonwealth of the Commonwealth of Virginia and to the effect that the Company validly exists and is in good standing in such jurisdiction;

(d)    Evidence of the authority and incumbency of the Persons acting on behalf of the Company in connection with the execution of this Agreement and any document delivered pursuant to this Agreement;

(e)    A certificate executed by an officer of the Company on behalf of the Company certifying the matters in Section 3.2(a), Section 3.2(b); Section 3.2(c); and Section 3.2(d);

(f)    A certification of non-foreign status for Sellers dated as of the Effective Date and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(g)    Properly executed IRS Forms W-9 from Sellers;

(h)    Executed letters of resignation from all officers and directors of the Company;

(i)    Executed Subordination Agreement;

(j)    Executed employment agreement between Buyer and Gordy;

(k)    Evidence of the receipt of necessary third-party consents or approvals, as set forth on Schedule 3.2(k);

(l)    Executed Restrictive Covenant Agreements;

(m)    The 336(e) Election Agreement executed by the Sellers and the Company; and

(n)    The Escrow Agreement, duly executed by Sellers.

All actions to be taken by the Sellers and/or Company in connection with the consummation of the Contemplated Transactions and all certificates, instruments, and other documents reasonably required to effect the Contemplated Transactions, will be reasonably satisfactory in form and substance to Buyer. Buyer may waive any condition specified in this Section 3.2.

3.3    Items Delivered by Buyer. At the Closing, and as a condition to Closing, the Buyer shall deliver the following:

(a)    To each Seller, the portion of the Cash Consideration payable to such Seller as set forth on the Allocation Certificate;

(b)    To the applicable recipients thereof, as set forth on the Allocation Certificate, the amounts described in and payable to such recipients;

(c)    Executed employment agreement between Buyer and Gordy; and

(d)    The Escrow Agreement, duly executed by Buyer and the Escrow Agent.

All actions to be taken by Buyer in connection with consummation of the Contemplated Transactions, and all certificates, instruments, and other documents required to effect the Contemplated Transactions, will be reasonably satisfactory in form and substance to Sellers. Sellers may waive any condition specified in this Section 3.3.

3.4    Other Required Actions. The Parties shall take or procure the taking of all such reasonable action as may be necessary or appropriate in order to effect the Contemplated Transactions. If at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties will take such necessary action as reasonably requested.

4.    Representations and Warranties of the Company. In order to induce Buyer to enter into this Agreement, the Seller Parties, jointly and severally, make the following representations and warranties on behalf of the Company to Buyer. Such representations and warranties are subject to the qualifications and exceptions set forth in the corresponding sections of the disclosure schedule delivered to Buyer on the date hereof (the “Disclosure Schedule”).

4.1    Organization; Authority; Enforceability.

(a)    The Company is duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Virginia. The copies of the Company’s governing documents (collectively, the “Governing Documents”) in effect as of the Closing, each as amended to date and made available to Buyer, are complete and correct.

(b)    The Company has the corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and all other documents and agreements executed or to be executed by it under or in connection with this Agreement, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the Contemplated Transactions have been duly authorized. This Agreement and the other Transaction Documents to be executed and delivered by the Company, have been duly and validly executed and delivered by the Company, and this Agreement and the other Transaction Documents will constitute, upon such execution and delivery by the Company, the legal, valid and binding obligation of the Company enforceable in accordance with their terms and conditions, subject to the effect of receivership, conservatorship or supervisory powers of insurance regulatory agencies and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2    No Conflicts. Except as set forth on Schedule 4.2, the execution and delivery of this Agreement and the other Transaction Documents to be executed by the Company as contemplated hereunder, the consummation of the Contemplated Transactions, and compliance with the terms and conditions hereof or thereof do not and will not (i) contravene any provision of Law or any statute, decree, rule, regulation, injunction, judgment, order, ruling, charge, or other restriction binding upon the Company, the Company Business or its assets or contravene any order or permit applicable to the Company; (ii) conflict with or result in any breach of any terms, covenants, conditions or provisions of, or constitute a default (with or without the giving of notice or passage of time or both) under the Governing Documents; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any Material Agreement; or (iv) result in the attachment, creation or imposition of any Liens (other than Permitted Liens) upon any of the assets, rights, contracts or other property of the Company.

4.3    Required Filings and Consents. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement and the other documents and agreements to be executed by the Company as contemplated hereunder and the taking of any action by the Company in connection with this Agreement requires no authorizations, consents or approvals of, or exemptions by, or notice to, or filings with any Governmental Authority, including, without limitation, any regulatory authorities.

4.4    Litigation and Claims; Compliance with Law.

(a)    Except as described in Schedule 4.4(a), there is no pending, and in the past three (3) years, there has not been any, nor to the Knowledge of the Company, is there any currently threatened claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding, investigation, suspension, cease-and-desist order or consent agreement, or other regulatory enforcement action by any Person or any Governmental Entity to which the Company is a party. There are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or Governmental Entity or by arbitration) against the Company. Except as described in Schedule 4.4(a), Company is not a plaintiff or complainant in any action, suit or proceeding, grievance, arbitration or alternative dispute resolution process.

(b)    The Company has conducted the Company Business in all material respects in compliance with all applicable Laws, rules, regulations and ordinances (including all Laws with respect to privacy and data protection). Without limiting the foregoing, the Company has not engaged in price fixing, bid rigging or any other anticompetitive activity. In connection with the conduct of the Company Business, neither the Company, nor, to the Company’s Knowledge, any director, officer, employee, member, shareholder or equity owner of Company, has (i) directly or indirectly given or agreed or offered to give any illegal gift, contribution, payment or similar benefit to any supplier, Client, governmental official or employee or other Person who was, is or may be in a position to help or hinder Company (or assist in connection with any actual or proposed transaction) or made or agreed or offered to make any illegal contribution, or reimbursed or agreed or offered to reimburse any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or exert any illegal influence; or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose related to or otherwise affecting the Company.

(c)    To the Knowledge of the Company, Company is, and at all times during the past three (3) years has been, in material compliance with all applicable data protection or privacy Laws governing, and any privacy policies or related policies, programs or other notices that concern, the collection, use, storage, distribution, transfer, import, export, disposal or disclosure (whether electronically or in any other form or medium) of any personally identifiable information or data. To the Knowledge of the Company, there have not been at any time during the past three (3) years any incidents of material data security breaches (including any unauthorized access or use) or any material complaints, notices, audits, proceedings or investigations conducted or claims asserted with respect to the Company Business by any other Person (including any Governmental Entity) regarding the collection, use, storage, distribution, transfer, import, export, disposal or disclosure of personally identifiable information or data (including as a result of the conduct of the Company Business or any violation of applicable Law) and none is pending, or to the Knowledge of the Company, currently threatened.

4.5    Title. Except as set forth on Schedule 4.5, the Company has sole, good and marketable title to, or otherwise has the right to use, all material assets and properties necessary to operate the Company Business after the Closing in substantially the same manner as conducted prior to the Closing. Since the Balance Sheet Date, the Company has not sold, transferred, licensed, assigned, abandoned or in any other way disposed of any of its rights in or to any of the material assets of the Company Business, other than in the Ordinary Course of Business. Except as set forth in Schedule 4.5, the material assets of the Company Business are free and clear of Liens (other than Permitted Liens) and no member, employee or any other Person or entity has any ownership interest, claim, right to solicit, or other present or contingent right or interest in or to any material assets of the Company Business.

4.6    Capitalization. The Sellers are the sole equityholders of Company, holding their respective equity as set forth on Schedule 4.6. All of the issued and outstanding Equity Interests of the Company have been duly authorized and validly issued, constitute the only issued and outstanding equity of the Company, were issued in accordance with applicable Law and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person. Except as set forth on Schedule 4.6, there are no outstanding subscriptions, options, warrants, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, the Equity Interests. There are no restrictions on the transfer of the Company’s equity other than those arising from federal and state securities Laws and as provided in the Governing Documents. The Company has no subsidiaries, nor does it own any equity in any other Persons.

4.7    Company Records. The books and records of the Company accurately reflect, in all material respects, all material company actions taken by the Company and the Sellers related to the Company Business.

4.8    Real Property. Except as set forth on Schedule 4.8, no Seller Party owns any real property used for the Company Business. Schedule 4.8 sets forth all Leased Real Property leased by the Company for the Company Business. Except as set forth on Schedule 4.8, with respect to each Lease: (i) the agreement is the legal, valid, binding, enforceable obligation of Company and the lessor thereto and is in full force and effect in all material respects and has not been amended or supplemented in any material respect since a copy thereof was delivered to Buyer; (ii) Company has duly performed in all material respects all of its obligations to the extent such obligations to perform have accrued; (iii)(A) neither Company nor, to the Company’s Knowledge, the lessor thereto is in breach or default thereof, and (B) to the Company’s Knowledge, no event has occurred which would constitute a default or give rise to a right of offset or a defense by either Company or lessor; (iv) neither Company nor the applicable lessor thereto has repudiated any material provision of the agreement; and (v) to the Company’s Knowledge, the Company enjoys quiet enjoyment of such Lease. Company and its Affiliates controlled by the Seller Parties have complied, for the past five (5) years, in all material respects with all Environmental, Health, and Safety Laws, and no proceeding has been filed, commenced or threatened against Company alleging any failure so to comply, with respect to any real property owned or leased by Company or its Affiliates and used in connection with the Company Business.

4.9    Software. The material software applications used by Company, excluding any commercially available off-the-shelf software, in the operation of the Company Business are set forth and described on Schedule 4.9 hereto (“Company’s Software”). Company’s Software, to the extent it constitutes material software, is held by the Company under valid, binding and enforceable licenses. All of Company’s computer hardware has validly licensed software installed therein. Company has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Company’s Software.

4.10    Insurance. Since January 1, 2018, Company has been covered by insurance in scope and an amount that is customary and reasonable for the Company Business. Schedule 4.10(i) hereto contains a description of all policies of insurance maintained by the Company, including, but not limited to, fire and casualty, property, workers’ compensation, and errors and omission coverage and business interruption; all premiums have been paid when due and no default exists with respect to any of such policies and all of such policies are in full force and effect. All such policies have been made available, together with all endorsements, amendments and riders, to Buyer for examination and inspection. The Company has notified all applicable insurance companies that have issued the policies listed on Schedule 4.10(i) of any and all potential incidents, events or circumstances of which the Company has Knowledge that are expected to give rise to a covered claim under such policy. Except as set forth on Schedule 4.10(ii), there have been no paid or settled claims against any applicable policy of insurance since January 1, 2019, nor has any Seller Party resolved, self-paid or covered “out of pocket” any disputes with Clients that would otherwise have been covered by insurance since January 1, 2019. Except as set forth on Schedule 4.10(iii), there are no open or pending claims.

4.11    Taxes and Tax Returns.

(a)    Except as set forth on Schedule 4.11(a), for each taxable period ending on or after December 31, 2017, each income and other material Tax Return required to be filed by or with respect to the Company has been duly and timely filed (taking into account the period for extensions). Each such Tax Return is accurate and complete in all material respects. All income Taxes and other Significant Taxes owed by the Company have been timely paid (whether or not shown or required to be shown on any Tax Return). Except as set forth on Schedule 4.11(a), the charges, accruals, and reserves with respect to Taxes in the Company’s Financial Statements are adequate for Liability for unpaid Taxes of the Company, being current Taxes not yet due and payable. Except as set forth on Schedule 4.11(a), the Company is not the beneficiary of an extension of time within which to file any Tax Return. As used in this Agreement, “Significant Taxes” means Taxes owed, withheld or collected by the Company in an amount greater than $10,000.

(b)    Except as set forth on Schedule 4.11(b), all Significant Taxes that the Company has been required to withhold or collect have been duly and timely withheld or collected and, to the extent required, have been paid to the proper Taxing Authority, and the Company has complied in all material respects with all information reporting and backup withholding requirements.

(c)    Except as set forth on Schedule 4.11(c), there are no actions, audits, assessments, deficiencies, disputes or claims pending, asserted, or, to the Knowledge of the Company, threatened or proposed in writing for Taxes against or with respect to the Company. Since December 31, 2017, no written claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any assets of the Company with respect to Taxes other than Liens for Taxes not yet due and payable.

(d)    Schedule 4.11(d) lists all federal, state and local income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2017 and indicates those Tax Returns that have been audited. The Company is not subject to a waiver extending the statutory period of limitation applicable to any Taxes or any extension of time with respect to a Tax assessment or deficiency. The Company has provided or made available to Buyer complete and correct copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or with respect to, or agreed to by, the Company since December 31, 2017.

(e)    Except as set forth on Schedule 4.11(e), the Company (i) has not agreed to make nor, to the Company’s Knowledge, is required to make (or could be required to make by reason of a proposed or threatened change in GAAP) any adjustment under Section 481 of the Code or any similar provision of state, local or foreign Tax Law, (ii) is not subject to any private ruling from a Taxing Authority or any agreement with a Taxing Authority, (iii) is not a party to any Tax allocation or sharing agreement (other than Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes), (iv) has no material Liability for the Taxes of any Person (other than the Company), as a transferee or successor, by contract or other agreement or arrangement (other than Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes) or otherwise, (v) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Effective Date or (B) prepaid amount received on or prior to the Effective Date, and (vi) has not engaged in any “listed transactions” as defined by Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

4.12    Financial Statements. Attached to Schedule 4.12 are true, correct and complete copies of the following financial statements with respect to the Company (collectively, the “Company Financial Statements”): (a) audited balance sheets of the Company as of December 31, 2019, December 31, 2020 and December 31, 2021, together with the related statements of revenues and expenses for the twelve (12) month period then ended; and (b) an unaudited balance sheet (the “Interim Balance Sheet”) of the Company as of May 31, 2022 (the “Balance Sheet Date”), together with the related statement of revenues and expenses for the period then ended. The Company Financial Statements: have been prepared in accordance with GAAP, consistently applied, are true and correct in all material respects and present fairly in all material respects the financial position of the Company as of the dates thereof and the results of Company’s operations and cash flows for the periods then ended in conformity with GAAP, consistently applied, except that the financial statements as of, and for the period ending on, the Balance Sheet Date are subject to normal and recurring year-end adjustments that are not material in nature and may not include all footnotes.

4.13    Absence of Changes. Except as set forth on Schedule 4.13, since January 1, 2022: (a) other than related to COVID-19 and the response to the pandemic, there have been no events, changes or conditions in the assets, condition (financial or otherwise) or business of the Company, except such changes that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Company or such changes that have generally affected businesses in the Company’s line of business; (b) other than the execution and delivery of this Agreement and consummation of the Contemplated Transactions, the Company has in all material respects operated in the Ordinary Course of Business, including by not accelerating the collection of any accounts receivables or delaying the payment of any accounts payable; (c) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions), or committed to do any of the foregoing; (d) the Company has not incurred any accounts payable other than in the Ordinary Course of Business, delayed, postponed or ceased the payment of accounts payable or other Liabilities outside the Ordinary Course of Business or materially deviated from or altered any of its practices, policies or procedures in paying accounts payable; (e) the Company has not canceled, compromised, waived or released any material right or claim (or series of related material rights and claims); (f) the Company has not made any material change in its accounting methods or principles; (g) no key officers and no employees or independent contractors have resigned or been terminated from the Company; and (h) the Company has not terminated or failed to maintain any insurance policy covering its tangible assets or real property other than in connection with renewals in the Ordinary Course of Business.

4.14    No Undisclosed Liabilities Except (a) to the extent reflected or reserved against in the Company’s Financial Statements, (b) for Liabilities or obligations incurred in the Ordinary Course of Business, (c) for Liabilities or obligations incurred in connection with the Contemplated Transactions and (d) for liabilities or obligations that would not constitute, individually or in the aggregate, a Material Adverse Effect on the Company, the Company does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, that would be required by GAAP to be reflected or reserved against on the face of a balance sheet (rather than the notes thereto) of the Company.

4.15    Employees.

(a)    Schedule 4.15(a) sets forth, as of the last day of the last full calendar month preceding the Closing, a true and complete list of the name, title or position held, date of hire, current PTO/vacation balance, current annual base salary and 2021 annual bonus of each employee of the Company (each an “Employee” and, collectively, the “Company Employees”). Since January 1, 2022, there have been no increases in the compensation payable, including any special bonuses, to any Company Employee, outside the Ordinary Course of Business, except as set forth on Schedule 4.15(a). To the Knowledge of the Company, no individuals currently retained by Company as an independent contractor or consultant would reasonably be expected to be reclassified by the IRS, the U.S. Department of Labor or any other Governmental Entity as an employee of Company for any purpose whatsoever.

(b)    Schedule 4.15(b) sets forth any current or prior Company Employee that is (A) currently receiving or eligible to receive benefits under the Consolidated Omnibus Budget Reconciliation Act, as amended, from the Company, or (B) currently on a temporary leave of absence approved by the Company.

(c)    During the three (3) year period prior to the Closing, the Company has complied, and the Company is currently in compliance, in each case in all material respects, with all Laws that relate to wages, hours, discrimination in employment, and collective bargaining, and the Company is not liable in any material respect for any arrears of wages, Taxes, or penalties for failure to comply, with any of the foregoing. Except as set forth in Schedule 4.15(c), there is no claim or legal proceeding, and for the past three (3) years there has not been any claim or legal proceeding against the Company (whether under federal, state or local Law, under any employment contract, or otherwise) brought, or to the Knowledge of the Company any unresolved written threat or demand by any Company Employee, on account of or for: (A) overtime pay, other than overtime pay for work done during the current payroll period, (B) wages or salary for any period other than the current payroll period, (C) any amount of vacation pay or pay in lieu of vacation time, other than vacation time or pay in lieu thereof earned in or in respect of the current fiscal year or rolled over from prior years, or (D) any violation of any Law relating to minimum wages or maximum hours of work. Except as set forth on Schedule 4.15(c), there is no claim or legal proceeding, and for the past three (3) years there has not been any material claim or legal proceeding, against the Company (whether under federal, state or local Law, under any employment contract, or otherwise) brought or, to the Knowledge of the Company, threatened by any Person (including any Governmental Entity) relating to discrimination or occupational safety in employment or employment practices (including the Occupational Safety and Health Act of 1970, as amended, The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Age Discrimination in Employment Act of 1967, as amended).

(d)    The Company is not, nor has it ever been, bound by or subject to (and none of their respective assets or properties is or has ever been bound by or subject to) any collective bargaining agreement or any other bargaining relationship with any labor organization. No Company Employees are represented by any labor organization or covered by any collective bargaining agreement in connection with such employment. To the Knowledge of the Company, no campaign to establish such representation is or has ever been in progress and there is no pending or within the past three (3) years threatened labor dispute involving the Company and any group of Company Employees. The Company has not experienced any strikes, work stoppages, or similar labor interruptions over the past three (3) years.

(e)    Except as set forth on Schedule 4.15(e), (i) during the twenty-four (24) month period immediately preceding the Closing, the Company has not, to the Company’s Knowledge, hired any Company Employee or independent contractor in violation of any restrictive covenant, non-compete agreement or non-solicitation agreement to which such Company Employee or independent contractor is a party, (ii) during the twenty-four (24) month period immediately preceding the Closing, no Person has made an allegation or asserted a claim that the Company has hired any Company Employee or independent contractor in violation of any such restrictive covenant, non-compete agreement or non-solicitation agreement, and (iii) during the six (6) month period immediately preceding the Closing, the Company has not terminated any full-time employees.

4.16    Employee Benefit Plans. Except as set forth on Schedule 4.16, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each other compensation and benefit plan (including, for the avoidance of doubt, any incentive equity arrangements), contract, policy, program and arrangement, which is maintained, sponsored or contributed to by the Company (other than, in each case, routine administrative procedures), to which the Company is a party, or with respect to which the Company has or could reasonably expect to have any liability or obligation (each an “Employee Plan”), has been provided by the Parent or an Affiliate of Parent other than the Company. As of Closing, the PTO Liabilities of the Company have been included in the Net Working Capital calculation and the Company shall have no continuing obligations arising under any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

4.17    Material Agreements. Except as set forth on Schedule 4.17, the Company is not a party to (or otherwise bound by): (a) any written agreement which provides for annual payments by or to the Company in excess of $25,000; (b) any agreement which provides for the sharing of commissions of more than $10,000 annually, including, without limitation, with any third-party or any Affiliate, or which requires the Company (in connection with Company Business) to guarantee any amount or make a minimum payment; (c) any agreement (other than this Agreement) involving the acquisition or transfer of material assets relating to Company Business within forty-eight (48) months prior to the Closing or pursuant to which any party thereto has any remaining material payment obligations; (d) any material agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness of the Company; (e) any employment or independent contractor agreement, with (A) current employees or independent contractors of the Company or (B) prior employees or independent contractors of the Company, if such agreement contains any covenants that remain in effect as of the Effective Date, for subparts (A) and (B), other than non-disclosure or similar restrictive covenant agreements entered into in the Ordinary Course of Business; (f) any agreement forming a partnership or joint venture (other than with Buyer); (g) any agreement with any Person other than Buyer and/or its Affiliates which requires the Company to refrain from competing with, or soliciting or accepting business from the clients or customers of, a Person; (h) any agreement related to a marketing program or referral source that either has generated more than $5,000 in revenue to the Company for any prior twelve (12) month period or is expected to generate more than $5,000 in the first twelve (12) months after Closing; or (i) any material license for the Software applications listed on Schedule 4.9. Within the last three (3) years, with respect to each of the contracts required to be set forth on Schedule 4.17 (together with the Leases) (the “Material Agreements”): (1) the agreement is the legal, valid, binding, enforceable obligation of the Company and, to the Knowledge of the Company, the other party thereto, and is in full force and effect in all material respects and has not been terminated, cancelled, amended or supplemented in any manner since being delivered to Buyer, subject to bankruptcy and equitable remedies exceptions; (2) the Company has duly performed in all materials respects all of its obligations to the extent such obligations to perform have accrued; (3)(A) neither the Company nor, to the Knowledge of the Company, any other party thereto is in material breach or material default thereof, and (B) no event has occurred which, with notice or lapse of time, would constitute a material breach or material default of, or permit termination, modification, or acceleration under, the Material Agreement; and (4) neither the Company nor, to the Knowledge of the Company, any other party thereto has repudiated any material provision of the agreement. The Company has not received any written notice, and to the Knowledge of the Company, no other notice, of any material breach or material default under any Material Agreement.

4.18    Transactions with Affiliates. Except as set forth on Schedule 4.18, no officer, employee, manager, or Affiliate of Company or, to the Knowledge of the Company, Seller Parties or individual in any Seller Parties’ immediate family: (a) is a party to any agreement with the Company; (b) owns any interest in any counterparty to any agreement with the Company; (c) owns any real property or material personal property used or held for use by the Company; or (d) otherwise has any material business relationship (directly or indirectly) with the Company.

4.19    Underwriting Risk. Company does not own, or have any investment or interest in, any captive insurance company or insurance carrier or underwriter. Company is not a party to any agreements, arrangements or understandings which would require Company to assume any underwriting risk.

4.20    Licenses. Company and its employees, as required by applicable Laws, possess all insurance and other material licenses and sublicenses, permits and other authorizations and approvals issued by Governmental Entities that are necessary for Company to conduct Company Business as presently conducted, except where the failure to possess the same would not be material and adverse to the Company Business. The licenses and sublicenses possessed by the Company and its employees, and such licenses and sublicenses are in good standing, and, to the Knowledge of the Company, there are no disciplinary proceedings or investigations pending or threatened against any of Company’s employees with respect to such licenses and sublicenses, except where such failure to be in good standing or where such disciplinary proceedings, would not be material and adverse to the Company Business. To the Knowledge of the Company, there has been no material occurrence or set of circumstances that may give rise to any such disciplinary proceeding or investigation.

4.21    Disclosure Controls and Procedures. Except as set forth on Schedule 4.21, the Company has established and maintains commercially reasonable disclosure controls and procedures that are designed to ensure that material information relating to Company and the Company Business is made known to the Company’s chief executive officer by others within the Company, and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established. Company maintains a system of internal accounting controls adequate to ensure that Company maintains no off-the-books accounts, and that Company’s assets are used only in accordance with the Company’s management directives. Except as set forth on Schedule 4.22, since January 1, 2018, Company has not been advised of: (i) any material deficiencies in the design or operation of internal controls affecting Company’s ability to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Company’s internal controls.

4.22    Brokers, Finders and Agents. Except as set forth on Schedule 4.22, the Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, advisor or agent with respect to the Contemplated Transactions hereunder or for which Buyer may become liable.

4.23    Intellectual Property.

(a)    The Company owns all right, title and interest in and to, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property Rights used in or necessary for the conduct or operation of the Company Business (collectively, the “Business Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens. Schedule 4.23(a) sets forth a true, complete and correct list of all material registered Business Intellectual Property other than with respect to standard “off the shelf” software that is generally commercially available.

(b)    To the Knowledge of the Company, the conduct of the Company Business and the use of the Business Intellectual Property do not infringe, misappropriate or otherwise violate in any material respect any Intellectual Property Rights of any third-party. To the Knowledge of the Company, no third-party (including any current or former employee) has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any owned Business Intellectual Property.

(c)    The IT Systems used by the Company in the conduct of the Company Business (i) are sufficient in all material respects for the conduct of the Company Business as currently conducted by the Company; (ii) are in good working condition, ordinary wear and tear excepted, to perform all information technology and data processing operations necessary for the conduct of the Company Business as currently conducted; and (iii) to the Knowledge of the Company, are substantially free of any material viruses, defects, bugs and errors. To the Knowledge of the Company, no unauthorized Person has breached or accessed the IT Systems during the past five (5) years.

(d)    The Company has taken commercially reasonable steps and maintains reasonable precautions to protect and maintain the confidentiality and value of, the Confidential Information. To the Knowledge of the Company, there has not been any breach of confidentiality obligations with respect to, or unauthorized use or disclosure of, any Confidential Information or any Personally Identifiable Information.

4.24    Appointments.

(a)    Company and its Producers have an appointment to act as an agent for each insurance company from which such an appointment is used to conduct Company Business; each such appointment is valid and binding in accordance with its terms on the parties thereto; and there has been no indication that any such appointment will be, and to Company’s Knowledge no grounds exist which may reasonably result in any such appointment being, revoked, limited, rescinded or terminated. Except as set forth on Schedule 4.24(a), neither Company nor any of its Producers are a party to any agreement (oral or written) which prevents Company from doing business with any insurance company, agent, or broker. Neither Company nor any of its Producers have bound, or committed to bind, any insurance coverage for any liability, risk, cost, or expense, or in any amount of liability, risk, cost, or expense, or upon any terms or conditions, which exceeds its binding authority in any respect. Neither Company nor any of its Producers are in default under any of its material obligations to any insurance company, agent or broker through which it places insurance. Schedule 4.24(a) is a true and complete schedule of: (i) each insurance company, agent and broker through which Company and its Producers have placed insurance in calendar years 2020 and 2021 for those twenty (20) companies, agents or brokers through which Company and its Producers placed the largest commission, setting forth the name of each such company, agent or broker, the unique carrier code for each such company, agent or broker, and the total commission by each such company, agent or broker during the applicable period; and (ii) each insurance company which paid Five Thousand ($5,000) Dollars or more of contingent commissions to Company or its Producers in either of such periods, setting forth the name of each such insurance company and the amount of the contingent commissions paid to the Company.

(b)    Company has delivered to or made available for inspection by Buyer true and complete copies of the appointments and agreements (or, in the case of any insurance company, agent or broker with which Company has no written agreement, a true and complete written description of the arrangement between such entity and Company) currently in effect between Company or its Producers and each insurance company, agent and broker listed in Schedule 4.24(b) and each such appointment agreement or written description materially sets forth the terms and provisions of the agreement between Company or its Producers and such insurance company, agent or broker as currently in effect.

4.25    No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedules), none of the Seller Parties, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives (including any information, documents or management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

5.    Representations and Warranties of Sellers. In order to induce Buyer to enter into this Agreement, each Seller makes the following representations and warranties to Buyer on behalf of, and solely with respect to, himself or itself. Such representations and warranties are subject to the qualifications and exceptions set forth in the Disclosure Schedule.

5.1    Organization; Authority; Enforceability. Such Seller has all requisite legal capacity to execute and deliver this Agreement and the other Transaction Documents executed or to be executed by such Seller under or in connection with this Agreement, and to perform Seller’s obligations hereunder and thereunder, and to consummate the Contemplated Transactions. This Agreement and the other Transaction Documents to which such Seller is a party constitute the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with their terms and conditions, subject to the effect of receivership, conservatorship or supervisory powers of insurance regulatory agencies and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2    No Conflicts. The execution and delivery by such Seller of this Agreement, the other Transaction Documents to which such Seller is a party, the consummation of the Contemplated Transactions by such Seller, and compliance by such Seller with the terms and conditions hereof or thereof has not and will not (i) contravene any provision of Law or any statute, decree, rule, regulation, injunction, judgment, order, ruling, charge, or other restriction binding upon such Seller or contravene any order or permit applicable to such Seller, (ii) conflict with, result in a material breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which such Seller is a party or by which it is bound, or (iii) result in the attachment, creation or imposition of any Liens arising from any state or federal securities Laws upon the Company’s equity.

5.3    Required Filings and Consents. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the taking of any action by such Seller in connection with this Agreement require no authorizations, consents or approvals of, or exemptions by, or notice to, or filings with any Governmental Entity, including any insurance regulatory authorities, or any other Person.

5.4    Litigation and Claims. For the past three (3) years, there has not been and there is no pending or, to such Seller’s actual knowledge, currently threatened claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding, investigation, suspension, cease-and-desist order or consent agreement, memorandum of understanding or other regulatory enforcement action by or before any Governmental Entity against such Seller, which seeks to restrain, condition or prohibit the Contemplated Transactions or which relates to the Company’s equity.

5.5    Title. Such Seller, as of immediately prior to the Closing, has good and valid title, free and clear of all Liens (other than Liens set forth in this Agreement or the Governing Documents or arising under applicable securities Laws), to such of the Company’s equity as is owned by such Seller and set forth on Schedule 5.5, with full right and lawful authority to cause Company to transfer such Seller’s Purchased Interests to Buyer pursuant to the terms of this Agreement. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that would require such Seller to sell, transfer, or otherwise dispose of any portion of the Company’s equity or requiring either Person to repurchase, redeem or otherwise acquire, or requiring the registration for sale of any of the Company’s equity. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Company’s equity, other than this Agreement and the Governing Documents.

5.6    Brokers, Finders and Agents. Except as set forth on Schedule 5.6, Seller Parties have no Liability or obligation to pay any fees or commissions to any broker, finder, advisor or agent with respect to the Contemplated Transactions hereunder for which Buyer may become liable.

6.    Representations and Warranties of Buyer. Buyer represents and warrants to Sellers the following:

6.1    Organization; Authority; Enforceability. Buyer is a limited liability company duly organized and validly existing under the Laws of the State of Delaware. Buyer has the necessary organizational power and authority, and has taken all limited liability company action necessary, to execute and deliver this Agreement, and the other Transaction Documents to which Buyer is a party, and to perform its obligations hereunder and thereunder. This Agreement and all other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effect of receivership, conservatorship or supervisory powers of insurance regulatory agencies and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.2    No Conflicts. The execution and delivery of this Agreement and the other Transaction Documents to be executed by Buyer as contemplated hereunder, the consummation of the Contemplated Transactions, and the compliance with the terms and conditions hereof or thereof will not (a) contravene any provision of Law or any statute, decree, rule, regulation, injunction, judgment, order, ruling, charge, or other restriction binding upon Buyer or contravene any order or permit applicable to Buyer; or (b) violate, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party, or by which it is bound.

6.3    Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents to be executed by Buyer as contemplated hereunder and the taking of any action by Buyer in connection with this Agreement require no authorizations, consents or approvals of, or exemptions by, or notice to, or filings with any Governmental Authority.

6.4    Valid Issuance of Equity Consideration. The Equity Consideration, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, and outstanding, and free of all Liens, other than restrictions under applicable securities laws and restrictions that may be contained in the limited partnership agreement of Issuer, or any credit or loan agreement of Issuer.

6.5    Litigation and Claims. There is no pending or, to Buyer’s knowledge, threatened claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority to which Buyer is a party, which seeks to restrain, condition, or prohibit the Contemplated Transactions.

6.6    Investment Purpose. Buyer is acquiring the Equity Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Equity Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Equity Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

6.7    Brokers, Finders and Agents. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, advisor or agent with respect to the Contemplated Transactions for which the Sellers or Company may become liable.

7.    Covenants and Further Agreements.

7.1    Publicity and Disclosures. No Party shall make any public statements, including any press releases or any other public (or non-confidential) disclosure (whether or not in response to an inquiry), with respect to this Agreement and the Contemplated Transactions without the prior written consent of the other Parties except as may be required by applicable Law. If a public statement by any Party is required to be made by applicable Law, such Party shall use commercially reasonable efforts to consult with the other Parties in advance as to the contents and timing thereof.

7.2    Cooperation. Buyer and the Seller Parties shall cooperate in all reasonable respects with each other to facilitate the Contemplated Transactions, including but not limited to, certifying, executing or transferring all necessary documents and information to Buyer as may be reasonably required by Buyer. After the Closing, each of the Parties agrees to give access to the other and to provide and/or execute such documents as may be reasonably requested by the other in order to consummate the Contemplated Transactions. After the Closing, Buyer shall cause the Company to cooperate in all reasonable respects, and to provide workpapers and other documentation, as may from time be necessary or appropriate for Parent and its Affiliates, as reasonably requested by Parent or any of its Affiliates, to close their accounting books, prepare their consolidated financial statements and respond to Parent’s and its Affiliates’ auditor requests. In addition, Buyer shall cause the Company to maintain and, upon the reasonable request from Parent or any of its Affiliates, provide access to personnel records for each Company Employee if needed for an audit related to Parent or its Affiliate’s benefit plans.

7.3    Subordination. Following Closing, within ten (10) days of Buyer’s written request, each Seller will execute documentation that is required by Buyer’s lender, regarding the subordination of the Earn-Out Payment hereunder to repayment obligations to such lender. Any such subordination documentation will provide that the lender shall agree, among other terms as required by agreements between Buyer and its lender, so long as no event of default with respect to the indebtedness has occurred and is continuing (or event which, including without limitation the payment of such payment due to Sellers, with the giving of notice or the passage of time, would constitute an event of default with respect to such Indebtedness has occurred and is continuing), that regularly-scheduled payment of the Earn-Out Payment may be made to Sellers.

7.4    Seller Release.

(a)    By execution and delivery of this Agreement, effective for all purposes as of the Effective Time, each Seller, on behalf of itself, himself or herself, and such Seller’s Affiliates (each, a “Releasing Party” and collectively, the “Releasing Parties”), hereby releases and forever discharges each of the Buyer, the Company, and their Affiliates, and each of their respective current and former officers, managers, employees, representatives, agents, members, stockholders, partners, successors, advisors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts dues, accounts, bonds, contracts and covenant’s (whether express or implied), claims, and demands whatsoever whether in law or equity which the Releasing Parties may have against any of the Released Parties arising or existing as of, or at any time prior to, the Effective Time arising solely out of such Seller’s status as a shareholder of the Company or holder of Purchased Interests, excluding the Non-Released Claims (as defined below) (each such released claim, a “Claim” and collectively, the “Claims”). Notwithstanding anything else to the contrary herein, the release set forth in this Section 7.4(a) does not and shall not extend to, and the Releasing Parties are not releasing, (i) any Claims enforcing the rights of the Releasing Parties under this Agreement or any of the other Transaction Documents, or with respect to or arising from the Contemplated Transactions, including any Claims relating to Buyer’s failure to pay the Earn-Out Payment as set forth herein or relating to Buyer’s failure to comply with its other obligations under this Agreement, or (ii) any Claims for wages and benefits in the Ordinary Course of Benefits (the “Non-Released Claims”).

(b)    With respect to the foregoing release of Claims, effective for all purposes as of the Effective Time, each Seller, on behalf of itself, himself or herself and his, her or its Releasing Parties:

(i)    hereby waives and relinquishes any rights and benefits which such Seller or any of its Releasing Parties may have under any statute or common law principle of any jurisdiction which provides, generally, that a general release does not extend to claims which a creditor does not know or suspect to exist in its or his favor at the time of executing the release, which if known by it or him must have materially affected its or his settlement with the debtor; and

(ii)    acknowledges that such Seller and each of its Releasing Parties may hereafter discover facts in addition to or different from those which such Seller or any of its Releasing Parties now know or believe to be true with respect to the subject matter of this Section 7.4(b), and notwithstanding the foregoing, such Seller and each of its Releasing Parties intends (1) to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which do now exist, may exist after the Effective Time, or heretofore have existed between any of its Releasing Parties and any Released Party with respect to the subject matter of this Section 7.4(b) (subject to the exceptions set forth herein and excepting the Non-Released Claims), and (2) agrees that the release set forth in this Section 7.4(b) shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts (subject to the exceptions set forth herein and excepting the Non-Released Claims).

(c)    Each Seller, on behalf of itself, himself, or herself and each of his, her or its Releasing Parties, further covenants and agrees that such Seller and each of its Releasing Parties has not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Claim released under this Section 7.4.

(d)    Each Seller, on behalf of himself and herself, further releases each of the members of the Board of Directors and the officers of the Company and the Subsidiaries (and each Person serving in a similar capacity of any of the Subsidiaries) serving in such roles immediately prior to the Effective Time, from any and all Claims such releasing Person may have against such released Persons relating to their services in such capacities.

7.5    R&W Insurance Policy. The Sellers shall act in good faith and cooperate with Buyer, the R&W Insurance Provider and any applicable insurance broker in connection with same. Buyer shall (i) comply with the material terms of any post-Closing deliverables set out in the R&W Insurance Policy; (ii) not novate, or otherwise assign its rights under, the R&W Insurance Policy (or do anything which has similar effect); (iii) not terminate the R&W Insurance Policy or do anything which causes any right under the R&W Insurance Policy not to have full force and effect; and (iv) not amend, waive or otherwise modify the R&W Insurance Policy in a manner that would adversely affect Seller Parties, and Buyer shall not amend, waive or otherwise modify the R&W Insurance Policy without the prior written consent of the Sellers. The Parties agree that the provisions in this Agreement relating to the R&W Insurance Policy, and the limits imposed on the Buyer Indemnitees’ rights and remedies with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller Parties hereunder.

8.    Indemnification.

8.1    Survival.

(a)    All of the representations and warranties of the Parties set forth in this Agreement shall survive the Closing for twelve (12) months following the Closing; provided, however, that the representations and warranties contained in Section 4.1 (Organization; Authority; Enforceability), Section 4.5 (Capitalization), Section 4.11 (Taxes), Section 4.22 (Brokers, Finders and Agents), Section 5.1 (Organization; Authority; Enforceability) and Section 5.6 (Brokers, Finders and Agents) (collectively the “Fundamental Representations”) shall survive the Closing until sixty (60) months following the Closing. Notwithstanding the preceding sentence, any claim made for breach of a representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which such representation or warranty would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time.

(b)    None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

8.2    Indemnification by Buyer. Buyer shall defend, indemnify and hold the Seller Parties and their respective directors, trustees, officers, shareholders, managers and members (the “Seller Indemnitees”), and each of them, harmless from any Liabilities resulting from or arising out of or otherwise relating to (i) any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement; (ii) any breach or default in the performance of any of the covenants or agreements made by Buyer or its Affiliates in this Agreement; and (iii) any Tax Liabilities of Company arising from Post-Closing Tax Periods.

8.3    Indemnification by the Seller Parties. Subject to the limitations set forth in this Section 8, each Seller Party shall jointly and severally defend, indemnify and hold Buyer and its respective directors, officers, shareholders, members, managers, and employees (the “Buyer Indemnitees”) harmless from any Adverse Consequences resulting from, arising out of or otherwise relating to any of the following acts or omissions, to the extent that such claim for indemnification is asserted during the applicable survival period: (a) any breach of, or inaccuracy in, any representation or warranty made by the Company or the Seller Parties in this Agreement; (b) any breach or default in the performance of any of the covenants or agreements made by the Company or the Seller Parties in this Agreement; (b) any Indebtedness or Transaction Expenses, in each case, which are not paid prior to the Closing; and (d) any Pre-Closing Tax Liabilities of Company arising from Pre-Closing Tax Periods.

8.4    Matters Involving Third-Parties.

(a)    If any Seller Indemnitees or Buyer Indemnitees (each, an “Indemnitee”) receive notice of the assertion, commencement or institution of a claim, suit, action or proceeding, or the imposition of a penalty or assessment by a third-party that is not an Indemnitee (a “Third-Party Claim”), and the Indemnitee intends to seek indemnification hereunder for such Third-Party Claim, then the Indemnitee shall promptly provide the Party against whom such indemnification may be sought (the “Indemnifying Party”) with written notice of such Third-Party Claim (including any written demand, complaint, petition, summons or similar document relating thereto that is then in the Indemnitee’s possession), but in any event not later than thirty (30) days after receipt of notice of such Third-Party Claim. Any delay in providing, or the failure to provide such notification, shall not affect the right of the Indemnitee to indemnification hereunder except in the event that such delay or failure extends past the final day of the applicable survival period or applicable covenant survival period set forth in Section 8.1, or to the extent that the Indemnifying Party is actually prejudiced by the delay or failure.

(b)    In connection with any Third-Party Claim, the Indemnifying Party may elect, by written notice to the Indemnitee, to assume and control, at its sole expense, the defense of any such Third-Party Claim, and shall, at its sole expense, retain counsel (reasonably satisfactory to the Indemnitee (or, in the case of the Seller Indemnitees, Seller Parties)) in connection therewith; provided that the Indemnifying Party will not have such right:

(i)    unless the Indemnifying Party has acknowledged in writing, within twenty (20) days following the Indemnifying Party’s receipt of notice of the Third-Party Claim, to such Indemnitee the election of the Indemnifying Party to assume the defense of the Third-Party Claim;

(ii)    if such Indemnitee reasonably and in good faith believes that such Third-Party Claim would be materially detrimental to the reputation or material clients of the Indemnitee or any of its Affiliates or such Third-Party Claim involves a claim for relief seeking specific performance or injunctive relief;

(iii)    if such Third-Party Claim involves criminal allegations; or

(iv)    an outside counsel advises the Indemnifying Party and the Indemnitee that there are material conflicting interests between the Indemnifying Party and the Indemnitee with respect to the Third-Party Claim.

(c)    After the assumption of such defense by the Indemnifying Party, for so long as the Indemnifying Party controls the defense thereof, the Indemnifying Party shall not be responsible for the payment of legal fees or expenses incurred thereafter by the Indemnitee (who may, however, continue to participate in, but not control, the defense of such Third-Party Claim with separate counsel and at its own expense).

(d)    In the event that the Indemnifying Party shall assume the defense of the Third-Party Claim, the Indemnifying Party will keep the Indemnitee reasonably informed of the status of and any developments in the defense or settlement of such Third-Party Claim from time to time (and in any event upon request therefor by the Indemnitee) and it shall not settle or compromise such Third-Party Claim unless (A) the Indemnitee gives its, his, or her prior written consent, which consent shall not be unreasonably conditioned, withheld, or delayed, or (B) the terms of settlement or compromise of such Third-Party Claim provide that the Indemnitee shall have no responsibility for the discharge of any settlement amount and impose no other obligations, Liabilities or duties on the Indemnitee (including any admission of culpability), the agreed upon settlement is a cash only settlement and does not include any non-cash Liabilities, and the settlement or compromise discharges all claims against the Indemnitee with respect to such Third-Party Claim. The Indemnitee shall reasonably cooperate with the defense of any such Third-Party Claim and shall provide reasonable access, during normal business hours upon reasonable prior notice, to such personnel, documents, technical support, and information as may be reasonably requested by the Indemnifying Party in connection with such defense, in each case, at the Indemnifying Party’s sole cost and expense.

(e)    If the Indemnifying Party does not have the right to or does not elect (within twenty (20) days after receipt of notice of such Third-Party Claim) to undertake the defense, compromise or settlement of a Third-Party Claim in accordance with Section 8.4(b), the Indemnitee will have the sole right to control the defense or settlement of such Third-Party Claim with counsel of its choosing, and the Indemnitee may settle or compromise any such Third-Party Claim with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned). The Indemnifying Party will be entitled to participate in, but not control, the defense of any Third-Party Claim with separate counsel (reasonably acceptable to the Indemnitee) and at its own expense. The Indemnifying Party shall cooperate with the defense of any such Third-Party Claim and shall provide reasonable access, during normal business hours upon reasonable prior notice, to such personnel, documents, technical support and information as may be reasonably requested by the Indemnitee in connection with such defense.

8.5    Notice of Direct Claims. Any claim for indemnification of Liabilities under this Section 8 that is not a Third-Party Claim (a “Direct Claim”) by an Indemnitee may only be asserted by giving the Indemnifying Party written notice thereof. Such notice, when given, shall describe the Direct Claim in reasonable detail, including (to the extent practicable) copies of any written evidence thereof and indicate (to the extent calculable) the estimated amount of Liabilities, if reasonably practicable, that has been sustained by the Indemnitee. The Indemnifying Party will have a period of twenty (20) days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such twenty (20) day period, the Indemnifying Party will be deemed to have rejected such Direct Claim. If the Indemnifying Party so fails to respond within such period or rejects such Direct Claim within such twenty (20) day period, the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Section 8.

8.6    Indemnity Limitations.

(a)    The Seller Parties shall not be liable for any indemnity arising from a breach of a representation or warranty set forth in Section 4 or Section 5, excluding the Fundamental Representations, unless and until the aggregate amount subject to indemnification hereunder exceeds $255,650 (the “Deductible”), in which case the Seller Parties shall be liable only for the amount in excess of the Deductible up to a maximum aggregate liability of $255,650 (the “Indemnity Cap”), except if such Seller Parties have engaged in Fraud with respect to such breach. For the purpose of this Agreement, “Fraud” shall mean an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Section 4 or Section 5, made by such party with actual knowledge of its falsity and made for the purpose of inducing another party to act, and upon which the other party justifiably relies with resulting Liability.

(b)    The Deductible and Indemnity Cap will not apply to limit the indemnification required by the Seller Parties caused by (1) a breach of any Fundamental Representations; (2) any breach or default in the performance of any of the covenants or agreements made by the Seller Parties; (3) any Indebtedness or Transaction Expenses, in each case, which are not paid prior to the Closing; or (4) any Tax Liabilities of Company arising from Pre-Closing Taxes; provided, however, that in no event (absent Fraud) shall any Seller Party be liable for any indemnity in excess of the Purchase Price that such Seller Party actually receives pursuant to this Agreement.

8.7    Source of Recovery. The Seller Parties acknowledge and agree that Buyer has purchased the R&W Insurance Policy. Each Party agrees that, if Buyer is entitled to indemnification pursuant to this Section 8, Buyer Indemnitees shall seek recovery for such Liabilities in the following order: (i) first, after satisfaction of the Deductible described above, if applicable, the Buyer Indemnitees will be entitled to indemnification from the Sellers until the aggregate amount claimed equals the Indemnity Cap, (ii) second, the Buyer Indemnitees will use commercially reasonable efforts to pursue a claim for such Liabilities under the R&W Insurance Policy (to the extent coverage is available), and (iii) thereafter, and subject to the applicable limitations set forth herein (including, without limitation, the Indemnification Cap), the Buyer Indemnitees may recover directly from the Seller Parties; provided, that, in the event a claim under the R&W Insurance Policy is denied at any time, the Buyer Indemnitees shall be entitled to seek recovery hereunder in accordance with the other terms of the Agreement and subclause (iii) of this sentence, but in each case subject to the applicable limitations set forth herein (including, without limitation, the Indemnification Cap).

8.8    Characterization of Indemnification Payments. All indemnification payments under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.9    Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 8 (in each case, subject to the limitations on indemnity set forth herein) and the R&W Insurance Policy. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Section 8. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of the other Party’s Fraud.

8.10    R&W Insurance Policy. The insurer under the R&W Insurance Policy shall have the right to participate in the investigation, defense and settlement of any Third-Party Claim (as defined in the R&W Insurance Policy) or other matter reasonably likely to be covered under the R&W Insurance Policy. The Buyer acknowledges and agrees that the R&W Insurance Policy shall at all times provide that the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Seller Parties or any of their representatives (except in the case of Fraud). Any costs and expenses related to obtaining the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s broker, Taxes related to obtaining such policy and other fees and expenses of obtaining such policy shall be borne and paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer.

8.11    Duty to Mitigate. Any Party seeking indemnification hereunder shall have a duty to use commercially reasonable efforts to mitigate Liabilities for which indemnification may be claimed by such party pursuant to this Agreement and shall, prior to seeking recovery for any Liabilities pursuant to Section 8 exercise its commercially reasonable best efforts to seek recovery from third-parties (including insurance recoveries); provided, however, that notwithstanding anything herein to the contrary, such efforts shall not require such party to (i) incur any out-of-pocket fees or expenses or (ii) litigate or arbitrate any claim, in each case, against any customer, supplier, insurer (other than the R&W Insurance Provider) or other material business relationship if such action could have a negative impact on the Company Business as then conducted.

8.12    Subsequent Recovery. If the Seller Parties pay to the Buyer Indemnitees any amount in respect of a claim for indemnity brought by the Buyer Indemnitees pursuant to Section 8 and any Buyer Indemnitee realizes any tax benefit or subsequently recovers, directly or indirectly, from any other Person any amount in respect of the Liabilities underlying such claim, then the Buyer shall promptly pay, or cause to be paid, to the Seller Parties all such tax benefits realized or such amounts recovered directly or indirectly from such other Person net of any actual, reasonable and documented costs of recovery incurred in connection with securing or obtaining such proceeds; provided that the Buyer Indemnitees shall not be required to pay to the Sellers any amount in excess of the aggregate amount paid by the Seller Parties pursuant to Section 8 in respect of the subject claim.

9.    Taxes.

9.1    Straddle Tax Period. For purposes of this Agreement, in the case of any Straddle Tax Period, the amount of ad valorem (real property and personal property) Taxes of the Company for the portion of such Straddle Tax Period which ends on the Effective Date shall be deemed to be the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Tax Period ending on the Effective Date and the denominator of which is the number of days in such Straddle Tax Period, and the amount of any other Taxes of the Company for the portion of a Straddle Tax Period ending on the Effective Date shall be determined based on an interim closing of the books as of 11:59 p.m. Eastern Time on the Effective Date. The Buyer, as a Company expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed with respect to the Company for any Straddle Tax Period. The Buyer shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence and shall consider in good faith such Parties’ reasonable comments thereto. All Tax Returns prepared pursuant to this Section 9.1 shall be prepared in a manner consistent with past practice, unless otherwise required by Law.

9.2    Pre-Closing Tax Periods. The Sellers shall prepare or cause to be prepared all Tax Returns required to be filed by or with respect to the Company for taxable years ending on or before the Closing Date. The Sellers shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall consider in good faith the Buyer’s reasonable comments thereto; provided, however, that Buyer shall not have any right to review any Parent Consolidated Tax Return. Sellers shall be responsible for the payment of any Pre-Closing Taxes due with respect to such Tax Returns.

9.3    Tax Proceedings. With respect to a Tax Proceeding, as defined below, that pertains to a Pre-Closing Tax Period (other than a Straddle Tax Period), the Sellers shall have the right to control any such Tax Proceeding and to employ counsel of Sellers’ choice at Sellers’ expense; provided, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such Tax Proceeding that does not relate to a Parent Consolidated Tax Return. Buyer shall have the right to control, and employ counsel of its choice at its expense with respect to, (i) any Tax Proceeding described in the preceding sentence (other than a Tax Proceeding with respect to a Parent Consolidated Tax Return) if the Sellers elect not to control such Tax Proceeding and (ii) any Tax Proceeding that pertains to a Straddle Tax Period (any such Tax Proceeding described in clause (i) or (ii), a “Buyer-Controlled Tax Proceeding”); provided, that the Sellers and Sellers’ representatives shall be permitted, at the Sellers’ expense, to be present at, and participate in, any such Buyer-Controlled Tax Proceeding. Sellers (with respect to a Tax Proceeding involving a Pre-Closing Tax Period controlled by the Sellers), and Buyer or any of Buyer’s Affiliates (with respect to a Buyer-Controlled Tax Proceeding) shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that could reasonably be expected to adversely affect the Liability for Taxes for which the other Party may be liable (including Liability under this Agreement) without the prior written consent of the other Party (which shall not be unreasonably delayed, conditioned or withheld); provided, however, that Parent shall have the exclusive authority to control the conduct of and settle or otherwise resolve any Tax Proceeding involving a Parent Consolidated Tax Return. Notwithstanding any provision of this Agreement to the contrary, to the extent that a provision of this Section 9.3 directly conflicts with any provision of Section 9.1, this Section 9.3 shall govern with respect to Tax Proceedings.

9.4    Notifications. Sellers, on one hand, and Buyer, on the other hand, shall promptly notify the other Party in writing upon receipt of notice of any pending or threatened Tax Proceeding that might reasonably be expected to affect the Tax Liabilities of the Sellers, the Company or Buyer with respect to any Pre-Closing Tax Period or any Straddle Tax Period. As used herein, “Tax Proceeding” means any federal, state, local, or foreign Tax audits, examinations or assessments, or administrative or court proceeding.

9.5    Refunds. Any Tax refund or benefit, such as a reduction of Taxes (and any interest in respect thereof payable by a Taxing Authority) that relates to the Company and that is attributable to a Pre-Closing Tax Period (including any refund or benefit that results from a carryforward of a Tax attribute from a Pre-Closing Tax Period to a Post-Closing Tax Period) shall be the property of the Company and, if received by the Company, shall be promptly paid over to the Sellers net of any Taxes or costs imposed with respect thereto; provided, however, that the Sellers shall not be entitled to any Tax refund or benefit that results from a carryback of a Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period. Any refund of Taxes (and any interest in respect thereof) for any Tax Returns of the Company for all Straddle Tax Periods shall be allocated in accordance with Section 9.2.

9.6    Transfer Taxes. All stamp, transfer, real property transfer, documentary, sales and use, value added, recording, stock transfer, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any of the Contemplated Transactions (collectively, the “Transfer Taxes”) shall be paid by the Sellers. Following Closing, Company shall file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax.

9.7    Tax Preparation and Tax Audit Cooperation. Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by each other Party, in connection with the filing of Tax Returns, the pursuit of any available Tax refund claim, and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

9.8    Amended Tax Returns, Elections, Etc. The Buyer shall not (i) other than Tax Returns that are filed pursuant to Section 9.1, file or amend or otherwise modify any Tax Return of the Company relating to a Pre-Closing Tax Period, (ii) after the date on which any Tax Return filed pursuant to Section 9.1 is filed, amend or otherwise modify any such Tax Return, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency of the Company related to a Pre-Closing Tax Period, (iv) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period of the Company, or (v) make or initiate any voluntary contact with a Taxing Authority regarding Taxes of the Company in any Pre-Closing Tax Period, in each case, unless the Sellers provides written consent, not to be unreasonably withheld, conditioned or delayed.

9.9    Section 336(e) Election. The Company and Sellers shall make an election under Section 336(e) of the Code with respect to the Sale Transaction (the “Section 336(e) Election”). In connection with the making of the Section 336(e) Election, (i) Sellers and the Company shall, at the Closing, enter into a written, binding agreement in the form attached hereto as Schedule 9.9 (the “336(e) Election Agreement”) to make the Section 336(e) Election, and a Section 336(e) election statement consistent with Treasury Regulation Section 1.336-2(h) shall be filed with the federal income Tax Return of the Company for the taxable year that includes the Closing Date; (ii) Buyer, Sellers and the Company shall take, and cooperate with each other to take, all actions necessary and appropriate (including the preparation, completion, execution and timely filing of Form 8883 (or successor form prescribed by the IRS for use in connection with a Section 336(e) election), and the preparation, completion, execution and timely filing of such other forms, returns, elections, schedules and other documents and instruments) to effect, perfect and preserve a timely Section 336(e) Election, and shall report the purchase and sale of the Equity Interests consistent with the Section 336(e) Election, and, unless otherwise required by applicable Tax Laws, shall take no position contrary thereto or inconsistent therewith in any Tax Return or other filing or in any discussion with or any proceeding before any taxing authority; and (iii) the Purchase Price and all other items that comprise the “aggregate deemed asset disposition price” and the “adjusted grossed-up basis” (as defined in, and required to be allocated pursuant to, Section 336(e) of the Code and the applicable Treasury Regulations) will be allocated in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, or local law, as appropriate), and such allocation will, for Tax purposes, be binding on the Company, the Sellers, and the Buyer, and the Company, the Sellers, and the Buyer will file their respective Tax Returns in accordance with such allocation.

10.    Miscellaneous Provisions.

10.1    Amendments, Waivers and Consents. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties; provided, however, that any of the terms or provisions of this Agreement may be waived in writing at any time by the Person that is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provision hereof (whether or not similar). No delay on the part of any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

10.2    Governing Law.

(a)    This Agreement shall be governed by, and construed under, the laws of the State of Delaware, and all rights and remedies shall be governed by said laws, without regard to its principles of conflicts of laws. To the fullest extent permitted by law, the Parties hereto agree that any claim, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall only be brought in the state courts in the State of Delaware or the Federal courts in each case located in the State of Delaware, and not in any other State or Federal courts located in the United States of America or any court in any other country, and each of the Parties hereby (i) consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and (ii) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. To the fullest extent permitted by law, process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

10.3    Counterparts. This Agreement, and any amendment hereto, may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. An electronic copy (including a PDF file copy) of any such signed counterpart shall be treated and shall have the same force and effect as an originally signed counterpart.

10.4    Entire Agreement. This Agreement, together with the other agreements and documents expressly referenced herein, including the exhibits and schedules hereto, constitutes the entire agreement among the Parties in respect to the Contemplated Transactions, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

10.5    Expenses. Unless otherwise specified herein, all expenses incurred by each of the Parties in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the Contemplated Transactions, including, without limitation, all fees and expenses of agents, representatives, consultants, counsel and accountants employed by any such Party, shall be borne solely by the Party which has incurred such expense.

10.6    Headings. All section and paragraph headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

10.7    Binding Nature. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective heirs, successors and permitted assigns, and the indemnification provisions of this Agreement shall also inure to the benefit of any Seller Indemnitees or Buyer Indemnitees in accordance with the terms thereof. This Agreement may not be assigned by Sellers without the prior written consent of Buyer.

10.8    Notices. All written notices, demands and requests of any kind which any Party may be required or may desire to serve upon any other Party in connection with this Agreement shall be in writing and shall be delivered only by (i) personal delivery; (ii) registered or certified mail, in each case, return receipt requested and postage prepaid; or (iii) nationally recognized overnight courier, with all fees prepaid (each, a “Notice”). All Notices shall be addressed to the Parties to be served as follows:

If to any Seller, then to both Sellers:	Professional Warranty Services LLC c/o Kingsway America Inc. Attention: Chief Financial Officer 150 Pierce Road, Suite 600 Itasca, Illinois 60143 Telephone: (847) 700-8222

And	Tyler Gordy 1800 N. Lynn Street, Apt. 1311 Arlington, Virginia 22209 Telephone: (916) 873-4060

With required copies to (which shall not constitute Notice):	Eversheds Sutherland (US) LLP Attention: Paul R. Hogan 900 North Michigan Ave., Suite 1000 Chicago, Illinois 60611 Telephone: (312) 858-3417

If to Buyer or Company (after Closing):	Peter C. Foy & Associates Insurance Services, LLC Attn: Peter C. Foy 2500 W. Executive Parkway, Suite 200 Lehi, Utah 84043 Telephone: (818) 703-8057

With required copies to (which shall not constitute Notice):	Midtown GC, PLLC Attn: W. Wilhelm Rabke 3122 West Marshall Street, Suite 100 Richmond, Virginia 23230

Service of any such notice or demand so made shall be deemed complete on the day of actual delivery thereof as shown by the addressee’s registry or certification receipt or other evidence of receipt, or refusal of delivery. Any Party may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different or additional Person to which all such notices or demands hereafter are to be addressed.

10.9    Severability. If any provision of this Agreement, whether a section, paragraph, sentence or a portion thereof, is determined by a court of competent jurisdiction to be null and void or unenforceable, such provision shall, unless reformed by a court with jurisdiction pursuant to Section 10.10, be deemed to be severed, and the remaining provisions of this Agreement shall remain in full force and effect.

10.10    Reformation.Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Delaware, or under any other applicable laws of any other jurisdiction, then the Parties agree that a court with jurisdiction shall be authorized to reform and modify such provision to the extent necessary to render it lawful and enforceable.

10.11    Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein, and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto. References to a Person are also to its permitted successors and assigns. References to the phrase “close of business” shall mean 11:59 p.m. Central Time on such date.

10.12    Waiver of Conflicts.

(a)    Recognizing that Eversheds Sutherland (US) LLP (“Eversheds”) has acted as legal counsel to the Sellers and the Company prior to the Closing, and that Eversheds may act as legal counsel to the Sellers and their Affiliates after the Closing, each of Buyer and the Company hereby (i) waives, on its own behalf and agrees to cause its Affiliates to waive, any claim it has or may have that Eversheds has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that in the event that a dispute arises after the Closing between Buyer and the Company, on the one hand, and one or more Sellers, on the other hand, Eversheds may represent such Seller(s) or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Company and even though Eversheds may have represented the Company in a matter substantially related to such dispute (including in respect of litigation). As to any privileged attorney-client communications between Eversheds and the Company prior to the Closing (collectively, the “Privileged Communications”), Buyer agrees that neither it nor the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, may use or rely on any of the Privileged Communications in any action against or involving any Seller or any of its Affiliates (which will no longer include the Company) after the Closing.

(b)    Buyer acknowledges that all Privileged Communications in any form or format whatsoever between or among Eversheds and any Seller, any Affiliate of any Seller, the Company or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by any Company, or any dispute arising under this Agreement, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to the Sellers and their Affiliates (and not the Company) and shall not pass to or be claimed by Buyer or the Company. Accordingly, the Company shall not, without the consent of the Sellers, have access to any such communications, or to the files of Eversheds relating to its engagement, whether or not the Closing shall have occurred, and Eversheds shall have no duty whatsoever to reveal or disclose any such communications or files. Buyer agrees that it shall not, and that it shall cause its Affiliates and the Company not to, (i) access or use the Privileged Deal Communications, (ii) seek to have the Company waive the attorney-client privilege or any other privilege, or otherwise assert that Buyer or the Company has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from the Company, any Seller or Eversheds.

(c)    Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among Eversheds and any Seller, any Affiliate of any Seller, the Company or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Company, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to the Sellers and their Affiliates (and not the Company) and shall not pass to or be claimed by Buyer or the Company.

(d)    If Buyer or the Company is legally required by order of a court of competent jurisdiction or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Buyer shall promptly (and, in any event, within two (2) business days) notify the Sellers in writing (including by making specific reference to this Section 10.12(d)) so that the Sellers may seek a protective order, and Buyer agrees to use all reasonable best efforts to assist therewith.

11.    Definitions.

Capitalized terms not defined elsewhere herein shall have the following meanings ascribed to them below:

“Active Prospective Client” means, any Person, or a group of Persons, (i) who or which had been identified with reasonable particularity by any Seller Party (or any of its agents or Producers) in the business records of such Person within the twenty-four (24) months preceding a specified date, with reasonable particularity as a possible client or customer of such Person; or (ii) to whom a Person (or any of its agents) had communicated within the twenty-four (24) months preceding a specified date, in writing or otherwise as set forth in the business records of such Person, with respect to the provision of any services that such Person provides in the conduct of its business.

“Adverse Consequences” means any damages, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities (including, without limitation, any Liability which may arise under an alter ego, de facto control, de facto merger, successor, transferee or other similar theory or ground for liability), obligations, Taxes, liens, losses, diminution in value, expenses, fees and court costs and reasonable attorney’s fees and expenses (but specifically excluding consequential, incidental, punitive, special or exemplary damages or damages for lost or expected profits except to the extent paid to third-parties) incurred in connection with any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree or ruling.

“Affiliate” means (a) with respect to any Person, any Person controlling, controlled by, or under common control with such Person (or an Affiliate of such Person), where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise; and (b) if such Person is a partnership, any general partner thereof.

“Assets” means all the assets of the Company required for the operation of the Company Business.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banks located in New York, New York generally are closed for business.

“Client” means any Person (including, without limitation, any insured, or any insured to whom or which any sub-producer provides insurances services) to whom or which the Company (or any of their employees or independent contractors on behalf of the Company) has provided, at any time within the twenty-four (24) months preceding the Closing, any services that the Company provides in the conduct of Company Business. For purposes of this Agreement, “Client” shall include, without limitation, any employer, employer group, affinity group, association and any shareholder or member of any of the foregoing, any individual insured, retail insurance agent or broker, and any insurance carrier or other entity to the extent third-party administration claims processing or underwriting is performed by such Person for such carrier or other entity.

“Client Accounts” shall mean the business account between Company and any Client of Company, including, without limitation, any Person who or which is provided the Company Business by Company as of the Effective Date, regardless of whether such services are provided by, or through the licenses of, Company or any of its agents.

“Closing EBITDA” shall mean $4,147,601.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” shall mean the business conducted and presently proposed to be conducted by Company, including, without limitation, quoting, placing, providing, servicing, and/or renewing Insurance Products or Services.

“Confidential Information” means any information of a Person, that is not already generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the Party to be charged hereunder), all of which the Parties agree shall be deemed to be trade secrets under the governing trade secrets law, including but not limited to: (i) the identity of any Client whose account constituted a Client Account at any time within the twenty-four (24) months preceding the Effective Date, as well as the identity of any Active Prospective Client as of such date; (ii) the identity, authority and responsibilities of key contacts at each such Client and Active Prospective Client; (iii) the service cost burden with respect to each such Client and Active Prospective Client; (iv) the identities of markets or companies from which insurance coverages or other commitments, benefits or services for clients are obtained; (v) the types of insurance coverages, and/or consulting, third-party administration, employee communication, investment management, managed care, human resource and other services provided or to be provided specifically to any such Client or Active Prospective Client, and the internal corporate policies relating thereto; (vi) the specific insurance policies purchased by or for such Clients or Active Prospective Clients; (vii) the expiration dates, commission rates, fees, premiums and other terms and conditions of such policies; (viii) the risk specifications and other characteristics, and claims loss histories of such Clients or Active Prospective Clients; (ix) the nature of programs and plans, including their design, funding and administration, demographic characteristics and any other information supplied by, or developed for, such Clients or Active Prospective Clients; (x) operations manuals, prospecting manuals and guidelines, pricing policies and related information, marketing manuals and plans, and business strategies, techniques and methodologies; (xi) financial information, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports and business plans; (xii) technology and e-commerce strategies, business plans and implementations, inventions, algorithms, computer hardware, software and applications (including but not limited to any source code, object code, documentation, diagrams, flow charts, know-how, methods or techniques, associated with the development or use of the foregoing computer software); (xiii) all internal memoranda and other office records, including electronic and data processing files and records; and (xiv) any other information constituting a trade secret under the governing trade secrets law.

“EBITDA” means, for any period, related solely to the Company, Net Income for such period (without giving effect to (v) any Net Income arising from life insurance commissions, (w) any extraordinary gains or losses, (x) any non-cash income or non-cash expenses arising from stock option compensation, restructuring charges and asset impairment charges, (y) any gains or losses from sales of assets outside of the Ordinary Course of Business and (z) the effects of purchase accounting) adjusted by adding thereto (in each case to the extent deducted in determining Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) and any portion of capitalized leases treated as interest) for such period, (ii) provision for taxes based on income for such period, or (iii) all depreciation and amortization expense for such period, and subtracting those operational costs and operating expenses that were incurred and also which would have been incurred in the Ordinary Course of Business by Seller, were it not for the acquisition contemplated by this Agreement. All calculations of EBITDA made pursuant to this Agreement shall be made without proforma adjustments or add-backs.

“Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other applicable legal requirements (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including applicable legal requirements relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FLSA” means collectively, (a) the federal Fair Labor Standards Act, as amended, or any successor statute, (b) any equivalent state or local law, and (c) and any rules or regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States established by the United States Financial Accounting Standards Board, consistently applied.

“Goodwill” means the goodwill of the Company associated with existing Clients and new patronage from Active Prospective Clients.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, arbitral body, or other instrumentality of any government, whether federal, state or local, or any arbitrational or mediational tribunal.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (excluding deferred revenue incurred in the Ordinary Course of Business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances or similar facilities (in each case, only to the extent drawn), (d) all capital lease obligations, excluding those operating leases for personal property that are expensed on the income statement for historical periods provided, (e) all direct or indirect guarantee, support or keep-well obligations of such Person with respect to obligations of the kind referred to in clauses (a) through (d) of this definition, and (f) all obligations of the kind referred to in clauses (a) through (e) of this definition of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment of such obligations. For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness.

“Insurance Products or Services” means (a) Employee Benefits Products or Services, (b) Insurance-Related Services, and/or (c) P&C Products or Services, as such terms are defined below:

(a)    “Employee Benefits Products or Services” means (i) employer-sponsored benefits accounts with programs, whether self-insured or fully insured, such as group life, group health, group dental, group disability, group long-term care, ancillary benefits sold to groups, and similar or related products and services, and (ii) insurance procured for individual, natural persons (e.g., life, health, annuities, long-term care, and similar or related products and services).

(b)    “Insurance-Related Services” means any services provided to a Client, either directly or by a third-party service provider, whether or not for a fee and whether or not pursuant to a written contract, including but not limited to: third-party administration (TPA); risk management; loss control; compliance or other consulting services; claims analysis; insurance program administration; enrollment services; COBRA, Section 125 Cafeteria Plan, Health Savings Account (HSA) Plan, Health Reimbursement Arrangement (HRA) Plan, Health Flexible Spending Account (FSA) Plan, and/or Premium Reimbursement Arrangement (PRA) Plan administration; preparation, review, and/or filing of IRS Form 5500s; referrals to on-site medical clinics, attorneys, or other third-party service providers (whether or not a referral fee or other remuneration is paid by such providers for such referrals); or other services.

(c)    “P&C Products or Services” means (i) commercial lines or personal lines property and casualty insurance products, and/or (ii) commercial or individual bond or suretyship products.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) inventions (whether or not patentable or reduced to practice), patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, reexaminations and counterparts in connection therewith; (b) trademarks, service marks, trade dress, logos, slogans, trade names, trade dress, corporate names and Internet domain names and all other indicia of origin (and all translations, adaptations, derivations, and combinations of any of the foregoing), together with all Goodwill associated with each of the foregoing; (c) copyrights (including “look and feel”), other works of authorship, mask works and moral rights; (d) issuances, registrations, applications, and renewals for any of the foregoing; (e) confidential business information, know-how and trade secrets; (f) software (including object code, source code, tools, applications, systems, databases, data and related documentation) and database rights; (g) all rights of privacy and publicity, including rights to use of the names, likenesses, voices, signatures and biographical information of real Persons; (h) all other intellectual property and proprietary rights; and (i) all tangible embodiments of the foregoing (in whatever form or medium).

“Knowledge of the Company” or “Company’s Knowledge” means, (i) the actual knowledge of John T. Fitzgerald and Tyler Gordy; and (ii) that knowledge of John T. Fitzgerald and Tyler Gordy after making reasonable inquiry of those officers and employees of the Company who, based on their respective titles and/or business responsibilities, would be reasonably expected to have actual knowledge regarding the applicable subject matter.

“Law” shall mean any federal, state, local or municipal law, statute, ordinance, regulation, code, order, judgment, decree, rule (including securities exchange and accounting rules), constitution, treaty, notice requirement, agency guideline, or other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Liability” means any liability, debt, obligation, commitment, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, whether related or unrelated to the Company Business, whether disclosed or not on the schedules attached hereto, whether due or to become due, and regardless or when or by whom asserted, and any cost or expense (including any attorneys’ fees) relating to any of the foregoing.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, claim, option, security interest, encumbrance or restriction of any kind in respect of, binding upon or applicable to such asset.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to:

(a)          the ability of the Sellers to consummate the Contemplated Transactions on a timely basis or properties

(b)          the business, results of operations, condition (financial or otherwise), business relations, or properties of the Company, other than by reason of any of the following circumstances:

(i)          a change in general economic, regulatory or political conditions,

(ii)          any act of war or terrorism,

(iii)          a change affecting the industry of the Company Business generally,

(iv)          a change in the industry of the Company Business arising from COVID-19, or

(v)          a change in GAAP or applicable Law,

that occurs after the date hereof, but only to the extent that such circumstance does not have a disproportionately adverse effect on the Company, taken as a whole, as compared to other businesses in the same industry.

“Net Income” means, for any period, the net income (or loss) of the Company Business for such period (taken as a single accounting period) in accordance with past custom and practice of Company.

“Net Working Capital” means the combined, aggregate current assets of the Company less the combined, aggregate current Liabilities of the Company each case, calculated in accordance with Schedule 2(a).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), but in no event shall such term include any professional error or omission, or any act or event creating a severance obligation, wrongful discharge claim or similar liability

“Parent Consolidated Tax Return” means any Tax Return that is filed on an affiliated, consolidated, combined, unitary or similar basis and that includes the Parent or any of its Affiliates (other than the Company) and the Company.

“Permitted Liens” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or (e) other imperfections of title or Liens, if any, that have not had, and would not be reasonably expected to have, a Material Adverse Effect.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, limited liability partnership, or a Governmental Authority.

“Producer” means all employees and independent contractors who are responsible for sales or business development of the Company Business. For avoidance of doubt, Producer, as defined herein, includes account executives that are responsible for business development and/or serve as the principal contact with any Client Account.

“Post-Closing Tax Period” means any Tax period (or portion thereof) other than the Pre-Closing Tax Period. For clarity, a portion of the Straddle Tax Period may be included in each of the Post-Closing Tax Period and Pre-Closing Tax Period.

“Pre-Closing Tax” means, without duplication of amounts taken into account in the determination of Transaction Expenses, Indebtedness and/or Net Working Capital, (a) Taxes of or imposed on or with respect to the Company (or any of their predecessors) or otherwise with respect to the Company Business for a Pre-Closing Tax Period, (b) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member at or prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-United States Law or regulation, and (c) Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract (other than a contract entered into in the Ordinary Course of Business which does not primarily relate to Taxes), pursuant to any Law, rule, or regulation or otherwise, which Taxes relate to an event or transaction occurring before the Closing, provided that Pre-Closing Taxes shall not include (i) any Taxes taken into account as a Liability in the Final Net Working Capital, (ii) any Taxes attributable to any actions taken by the Company on the Effective Date after the Closing other than in the Ordinary Course of Business and (iii) any Taxes attributable to a breach of any covenant of Buyer under Section 9.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Effective Date, including the portion of any Straddle Tax Period ending on and including the Effective Date.

“PTO Liabilities” means the aggregate amount of any Liabilities accrued by the Company for any obligations that the Company may have to provide paid time off to its employees. If such obligations are tracked by hours or workdays, rather than dollars, dollar amounts will be calculated to zero out such hours or workday tracking to cause no employees of the Company to have any rights to claim paid time off, as of the Effective Date.

“Restricted Territory” means those counties or similar geographic territories where the Company conducted Company Business as of the Effective Date.

“Restrictive Covenant Agreements” means the Restrictive Covenant Agreements being entered into between Buyer and the Company, on the one hand, and each of Gordy and Parent, on the other hand.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest of any nature whatsoever.

“Straddle Tax Period” means any taxable year or period beginning on or before the Effective Date and ending after the Effective Date.

“Tax” means any Federal, state, local or foreign income, gross receipts, payroll, employment, excise, premium, franchise, withholding, social security (or similar tax), unemployment, real property, personal property, sales, use, transfer, alternative or add-on minimum (including taxes under Code Sec. 59A), profits, estimated or other tax of any kind whatsoever, including any liability therefor as a transferee or successor under applicable Law or by contract, or as a result of any tax sharing or similar agreement, together with any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates, and other documents to be entered into or delivered by any Party, pursuant to any of the foregoing.

“Transaction Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Company or the Sellers relating to the Contemplated Transactions whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal fees, accounting, tax, investment banking fees and expenses, (b) bonuses payable to employees, agents and consultants of and to the Company as a result of the Contemplated Transactions and unpaid by the Company or the Sellers as of the Closing (including the employer portion of any payroll, social security, unemployment or similar Taxes), and (c) one-half of the Escrow Agent’s fee.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed, all as of the date and year first above written, by the signatures below.

COMPANY: PROFESSIONAL WARRANTY SERVICE CORPORATION

By:

Name:

Title:

SELLERS:

Tyler Gordy, as an individual

PROFESSIONAL WARRANTY SERVICES, LLC

By:

Name:

Title:

BUYER: PCF INSURANCE SERVICES OF THE WEST, LLC

By:

Name:	Peter C. Foy

Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]